EXHIBIT A-3

                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                             PENN FUEL GAS, INC.

                    ARTICLE I.    The name of the corporation is:

                                        Penn Fuel Gas, Inc.

                    ARTICLE II.   The address of the registered
          office of the corporation in this Commonwealth is:

                         55 South Third Street
                         Oxford, Chester County
                         Pennsylvania  19363

                    ARTICLE III.  The purpose or purposes for
          which the corporation is incorporated under the Business Corporation Law of 1988 are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to, manufacturing, processing, acquiring, owning, using, dealing in and disposing of personal property of every class and description, engaging in research and development, furnishing services, and acquiring, improving, owning, using and disposing of real property of any nature whatsoever.

                    ARTICLE IV.   The term for which the
          corporation is to exist is perpetual.

                    ARTICLE V.    The aggregate number of shares
          which the corporation shall have authority to issue is 4,500,000 shares of which 2,000,000 shares shall be Common Stock of the par value of $1.00 per share, 500,000 shares shall be shares of Prior Preferred Stock, without par value, and 2,000,000 shares shall be shares of Preferred Stock, without par value. The board of directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional or no voting rights, and such designations, preferences, limitations and special rights of any class or any series of any class that may be desired. Except as may be expressly provided by the board of directors, shares of Prior Preferred Stock shall rank senior to shares of Preferred Stock with respect to payment of dividends and distributions in liquidation.

                    ARTICLE VI. No holder of any class or series of capital stock of the corporation shall have preemptive rights, and the corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights with respect to its capital stock, without first offering such shares, rights or securities to the holders of any class or series of its then outstanding capital stock.

                    ARTICLE VII.  The shareholders of the
          corporation shall not have the right to cumulate their votes for the election of directors of the corporation.

                    ARTICLE VIII. Any action which may be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if a consent or consents in writing to such action, setting forth the action so taken, shall be signed by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

                    ARTICLE IX.   (a) Directors and officers as
          fiduciaries. A director or officer of the corporation shall stand in a fiduciary relation to the corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by one or more officers or employees of the corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented, counsel, public accountants or other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such person, or a committee of the board of directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence. A director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or officer of the corporation or any failure to take any action shall be presumed to be in the best interests of the corporation.

                    (b)  Personal liability of directors.  A
          director of the corporation shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these articles of incorporation, the bylaws of the corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                    (c)  Personal liability of officers.  An
          officer of the corporation shall not be personally liable, as such, to the corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these articles of incorporation, the bylaws of the corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                    (d) Interpretation of article. The provisions of sections(b) and (c) of this article shall not apply to the responsibility or liability of a director or officer, as such, pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law. The provisions of this article have been adopted pursuant to the authority of the Pennsylvania Business Corporation Law of 1988, shall be deemed to be a contract with each director or officer of the corporation who serves as such at any time while this article is in effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations on the liabilities of directors or officers of the corporation, as such, or rights of indemnification by the corporation to which a director or officer of the corporation may be entitled, whether such limitations or rights arise under or are created by any statute, rule of law, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Each person who serves as a director or officer of the corporation while this article is in effect shall be deemed to be doing so in reliance on the provisions of this article. No amendment to or repeal of this article, nor the adoption of any provisions of these articles of incorporation inconsistent with this article, shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, repeal or adoption of an inconsistent provision. In any action, suit or proceeding involving the application of the provisions of this article, the party or parties challenging the right of a director or officer to the benefits of this article shall have the burden of proof.

                    ARTICLE X.    These articles of incorporation
          may be amended in the manner at the time prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.